UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2008

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On September 30, 2008, Lowell E. Faulkenberry resigned as a member of our Board of Directors.

On October 2, 2008, Arthur S. Reynolds was elected to our Board of Directors to fill the vacancy created by Mr. Faulkenberry’s resignation. Like Mr. Faulkenberry, Mr. Reynolds will serve in the class of directors whose term expires at our 2009 Annual Meeting. Upon his election, Mr. Reynolds was appointed Chair of the Audit Committee of our Board of Directors. Our Board of Directors has determined that Mr. Reynolds is independent in accordance with the rules of the Securities and Exchange Commission and all applicable markets and stock price quotation services relevant to us and that he is an audit committee financial expert (as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission).

Mr. Reynolds, who is 65 years old, is the founder of Rexon Limited of London and New York where, since 1999, he has served as managing director. Mr. Reynolds was founder, co-owner and managing partner of London-based Value Management & Research (UK) Limited from 1997 to 1999. Mr. Reynolds was the founder and, from 1982 to 1997, served as managing director of Ferghana Financial Services Limited. Prior thereto, Mr. Reynolds held executive positions at Merrill Lynch International Bank Limited, Banque de la Société Financière Européene, J.P. Morgan & Company and Mobil Corporation. Mr. Reynolds is a director of Apogee Technology, Inc.

Upon his election to our Board of Directors, Mr. Reynolds was granted an option, under our 2008 Incentive Stock Plan, to purchase 30,000 shares of our common stock at an exercise price of $0.55 per share (the closing price of our common stock on the over-the-counter bulletin board on October 1, 2008). This option will vest and become exercisable on the date of our 2009 Annual Meeting, assuming Mr. Reynolds continues to serve as a member of our Board of Directors through such date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2008

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Andrew T. Melton
Name:	Andrew T. Melton
Title:	Executive Vice President and Chief Financial Officer